Exhibit 99.1

N E W S R E L E A S E	[GRAPHIC APPEARS HERE	]

Contacts:	John S. Penshorn Senior Vice President 952-936-7214 Mark F. Lindsay Vice President, Public Communications and Strategy 952-992-4297

(For Immediate Release)

UNITEDHEALTH GROUP TO DELAY FILING FORM 10-Q FOR SECOND QUARTER 2006;

FILES FORM 12b-25 WITH SECOND QUARTER UNAUDITED FINANCIAL INFORMATION

MINNEAPOLIS (August 9, 2006) – UnitedHealth Group (NYSE: UNH) announced today that it will delay filing its quarterly report on Form 10-Q for the quarter ended June 30, 2006. As previously announced, in March 2006 the Company’s board of directors initiated an independent review of the Company’s stock option programs from 1994 to present. During the 13-year period under review, the Company made, in total, more than 45,000 separate option grants to roughly 15,000 individuals. This review is ongoing and no conclusions have been reached.

The Company delayed filing its second quarter Form 10-Q in light of the question as to whether some stock options may be subject to variable accounting under APB 25 (its historical basis of accounting), rather than fixed plan accounting, as was reflected for these options in the then-current estimate of the potential impact of stock option matters provided in the first quarter 2006 Form 10-Q. If, upon conclusion of the independent review, the Company determines that certain stock options are subject to variable accounting, the resulting non-cash charges under APB 25 for 2005 and prior years are likely to be significant because of the substantial increase in the Company’s stock price during the period under review.

Under FAS 123R, the accounting standard currently applicable to the Company (and adopted for all historical periods), the Company believes that the potential impact of all stock option matters under review would not be material.

Also, the Company is filing with the SEC a Form 12b-25 containing unaudited financial information for second quarter 2006. The Company’s independent registered public accounting firm has not completed its review of this information.

The Company will announce the findings of the independent review when it has been completed, including the impact of adjustments, if any, on the historical financial statements and whether any restatements of previously filed financial statements are required. Although there can be no assurance as to when the Independent Committee will complete its review, based upon the present schedule the Independent Committee currently expects its review to be substantially complete and a report of its preliminary findings to be made to the board of directors before the Company’s Form 10-Q for the third quarter 2006 is required to be filed with the SEC.

The Company will not purchase shares under its stock repurchase program until it completes all required SEC filings, after which time the Company intends to resume its stock repurchase program.

On July 19, 2006, the Company announced its financial results for second quarter 2006 and increased its 2006 earnings outlook to a range of $2.91 to $2.95 per share, supported by expected cash flows from operations for 2006 of $5.8 billion or more.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

Forward-Looking Statements

This news release may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and unknown certainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements.

Some factors that could cause results to differ materially from the forward-looking statements include: the outcome of the investigation by a committee of our independent directors of our stock option programs, related governmental reviews by the SEC, IRS, U.S. Attorney for the Southern District of New York and Minnesota Attorney General, and the potential impact of these matters on our business, credit ratings and debt; increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contract with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenue received from Medicare and Medicaid programs; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care provider disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data; misappropriation of our proprietary technology; and anticipated benefits of acquiring PacifiCare that may not be realized.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on Form 10-K and quarterly reports on Form 10-Q. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

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